Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FLOATING RATE JUNIOR SUBORDINATED DEFERRABLE INTEREST DEBENTURES DUE 2034

THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of June 9, 2017, is by and among Centrue Financial Corporation, a Delaware corporation (the “Company”), Midland States Bancorp, Inc., an Illinois corporation (the “Successor Company”), and U. S. Bank National Association, a national banking association (the “Trustee”).

PRELIMINARY STATEMENTS

The Company and the Trustee are parties to that certain Indenture dated as of April 22, 2004 (the “Indenture”), pursuant to which the Company issued $10,310,000 of its Floating Rate Junior Subordinated Deferrable Interest Debentures due 2034 (the “Debentures”).

As permitted by the terms of the Indenture, pursuant to an Agreement and Plan of Merger, dated as of January 26, 2017, by and among the Successor Company, Sentinel Acquisition, LLC, a wholly owned subsidiary of the Successor Company, and the Company, simultaneously with the effectiveness of this First Supplemental Indenture: (a) the Successor Company shall acquire the Company (the “Acquisition”); and (b) concurrently with the Acquisition, the Successor Company will assume those obligations of the Company set forth in Section 3 herein.  The parties hereto are entering into this First Supplemental Indenture pursuant to, and in accordance with, Section 9.1(a) and Article XI of the Indenture.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the Trustee, the Company, and the Successor Company hereby agree as follows:

Section 1.  Definitions.  All capitalized terms used herein which are defined in the Indenture, either directly or by reference therein, shall have the respective meanings assigned them in the Indenture except as otherwise provided herein or unless the context otherwise requires.

Section 2.  Interpretation.

(a)                                 In this First Supplemental Indenture, unless a clear contrary intention appears:

(i)                                     the singular number includes the plural number and vice versa;

(ii)                                  reference to any gender includes the other gender;

(iii)                               the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Section or other subdivision;

(iv)                              reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this First Supplemental Indenture or the Indenture, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually, provided that nothing in this clause (iv) is intended to authorize any assignment not otherwise permitted by this First Supplemental Indenture or the Indenture;

(v)                                 reference to any agreement, document or instrument means such agreement, document or instrument as amended, supplemented or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof, as well as any substitution or replacement therefor and reference to any note includes modifications thereof and any note issued in extension or renewal thereof or in substitution or replacement therefor; and

(vi)                              the word “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term.

(b)                                 No provision in this First Supplemental Indenture shall be interpreted or construed against any Person because that Person or its legal representative drafted such provision.

Section 3.  Assumption of Obligations.

(a)                                 Pursuant to, and in compliance and accordance with, Sections 11.1 and 11.2 of the Indenture, the Successor Company hereby expressly and unconditionally assumes the due and punctual payment of the principal of (and premium, if any) and interest on all of the Debentures in accordance with their terms, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be kept or performed by the Company.

(b)                                 Pursuant to, and in compliance and accordance with, Section 11.2 of the Indenture, the Successor Company succeeds to and is substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if the Successor Company had originally been named in the Indenture as the Company.

(c)                                  The Successor Company also succeeds to, is substituted for, and may exercise every right and power of, the Company under the Amended and Restated Declaration of Trust of Centrue Statutory Trust II, dated as of

April 22, 2004 (the “Trust Agreement”), as Sponsor (as defined in the Trust Agreement), with the same effect as if the Successor Company had originally been named in the Trust Agreement.

(d)                                 The Successor Company also succeeds to, and is substituted for, and may exercise every right and power of, the Company under the Guarantee Agreement, dated as of April 22, 2004 (the “Guarantee Agreement”), as Guarantor (as defined in the Guarantee Agreement), with the same effect as if the Successor Company had originally been named in the Guarantee Agreement.

Section 4.  Representations and Warranties.  The Successor Company represents and warrants that: (a) it has all necessary power and authority to execute and deliver this First Supplemental Indenture and to perform the covenants and obligations of the Indenture; (b) it is the entity that has acquired the Company; (c) it is a corporation organized and existing under the laws of Illinois; (d) both immediately before and after giving effect to the Acquisition and this First Supplemental Indenture, no Default or Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing; and (e) this First Supplemental Indenture is executed and delivered pursuant to Section 9.1 of the Indenture and does not require the consent of the Securityholders.

Section 5.  Conditions of Effectiveness.  This First Supplemental Indenture shall become effective simultaneously with the effectiveness of the Acquisition, provided, however, that:

(a)                                 the Trustee shall have executed a counterpart of this First Supplemental Indenture and shall have received one or more counterparts of this First Supplemental Indenture executed by the Company and the Successor Company;

(b)                                 the Trustee shall have received an Officers’ Certificate substantially in the form attached hereto as Exhibit A; and

(c)                                  the Trustee shall have received an Opinion of Counsel substantially in the form attached hereto as Exhibit B.

Section 6.  Reference to the Indenture.

(a)                                 Upon the effectiveness of this First Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “herein” or words of like import shall mean and be a reference to the Indenture, as affected, amended and supplemented hereby.

(b)                                 Upon the effectiveness of this First Supplemental Indenture, each reference in the Debentures to the Indenture including each term defined by reference to the Indenture shall mean and be a reference to the

Indenture or such term, as the case may be, as affected, amended and supplemented hereby.

(c)                                  The Indenture, as amended and supplemented hereby, shall remain in full force and effect and is hereby ratified and confirmed.

Section 7.  Addresses for Notices.  All notices or other communications to be addressed to the Company as contemplated by Section 14.4 of the Indenture shall be addressed to the Successor Company as follows:

Midland States Bancorp, Inc.
1201 Network Centre Drive
Effingham, Illinois 62401
Attention:                       Douglas J. Tucker
                                                                              Senior Vice President and General Counsel

Section 8.  Execution in Counterparts.  This First Supplemental Indenture may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

Section 9.  Governing Law; Binding Effect.  This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York and shall be binding upon the parties hereto and their respective successors and assigns.

Section 10.  The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or the due execution thereof by the Company or the Successor Company.  The recitals of fact contained herein shall be taken as the statements solely of the Company or the Successor Company, and the Trustee assumes no responsibility for the correctness thereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed and effective as of the day and year first written above, by their respective officers thereunto duly authorized.

CENTRUE FINANCIAL CORPORATION

By:	/s/ Kurt R. Stevenson
Name:	Kurt R. Stevenson
Title:	President and Chief Executive Officer

MIDLAND STATES BANCORP, INC.

By:	/s/ Leon J. Holschbach
Name:	Leon J. Holschbach
Title:	President and Chief Executive Officer

U. S. BANK NATIONAL ASSOCIATION

By:	/s/ David W. Doucette
Name:	David W. Doucette
Title:	Vice President

EXHIBIT A

OFFICERS’ CERTIFICATE

See attached.

EXHIBIT B

OPINION OF COUNSEL

See attached.